Exhibit 99.1

TELA Bio Reports Second Quarter 2026 Financial Results

MALVERN, PA, August 10, 2026 -- TELA Bio, Inc. (“TELA Bio”), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the second quarter ended June 30, 2026.

Recent Highlights

●	Announced appointment of Heather Getz as Chief Executive Officer and Director, effective August 4, 2026;
●	Delivered international revenue growth of 26% over the prior year period, with continued momentum in several European markets;
●	Achieved additional market share gain with OviTex unit volume growth of 12% over the prior year period;
●	Grew LiquiFix revenue by 39% over the prior-year period; and
●	Delivered $19.3 million revenue in the second quarter of 2026, representing a decline of 4% from the prior year period, primarily the result of a decline in OviTex PRS unit volumes.

“I am honored to join TELA Bio at such an exciting time in the Company's evolution. One reason I joined TELA is the superiority of our differentiated product portfolio. OviTex long-term data has continuously shown recurrence rates in the low single-digits, whereas other hernia repair materials have recurrence rates consistently 10 times higher than that.

“Unfortunately, the financial performance of the business does not reflect the superiority of the portfolio. Our second quarter revenue was negatively impacted by a decline in OviTex PRS volumes and continued price and mix headwinds in hernia procedures. In response, we have returned to a sales structure designed to reinforce cross-selling among our field teams, and with a clear focus on returning to growth in the second half the year,” said Heather Getz, newly appointed Chief Executive Officer of TELA Bio.

“We also continue to battle against the competitive dynamics of bundling from our largest competitors and to combat this, we have upgraded talent within our Market Access and Contracting team. We are encouraged by several indicators of progress across the business. Hernia unit volumes grew 12% year over year, demonstrating continued procedural market share gains, while ASP and procedure mix begin to stabilize. International revenue also continued to grow, and our field organization is progressing toward the productivity levels we expected as newer territory managers gain experience."

Ms. Getz continued, “Given the confluence of these dynamics, we are withdrawing our full year 2026 revenue guidance as I fully assess the business and strategic direction. What is clear to me is that as we move through the second half of the year, we must improve PRS performance, accelerate our market share gains in hernia, and translate the increasing productivity of our commercial organization into sustainable top-line growth. At the same time, we will take decisive action to extend our cash runway and better align our cost structure with our top line. We are focused on disciplined execution and creating long-term value for all our stakeholders.”

Second Quarter 2026 Financial Results

Revenue was $19.3 million in the second quarter of 2026, a decrease of 4% compared to $20.2 million in the second quarter of 2025. The decrease was primarily driven by a decline in OviTex PRS volumes and price mix headwinds, partially offset by growing international sales.

Gross profit was $13.9 million, or 72% of revenue, in the second quarter of 2026, compared to $14.1 million, or 70% of revenue, in the same period in 2025. The increase in gross margin was primarily due to a tariff refund and a lower charge for excess and obsolete inventory as a percentage of revenue.

Operating expenses were $23.2 million in both the second quarter of 2026 and 2025. There was a de minimis increase due to higher meeting and training costs and increased professional fees partially offset by lower compensation and benefits from lower headcount, lower commission expense, and lower study costs.

Loss from operations was $9.3 million in the second quarter of 2026, compared to $9.1 million in the same period in 2025.

Net loss was $11.3 million in the second quarter of 2026, compared to a net loss of $9.9 million in the same period in 2025.

Cash and cash equivalents on June 30, 2026 were $30.4 million.

2026 Financial Guidance

The Company has withdrawn full-year guidance and will provide an update in the future.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Monday, August 10, 2026 to discuss its second quarter financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2026 and reduction in operating expenses throughout the full year 2026 compared to prior periods and our expectations regarding new product launch and expectations on market penetration and profitability. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products, including the launch of new products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings, including successful launch of new products; our ability to maintain expanded market access; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the “Risk Factors” section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$30,424	$50,845
Accounts receivable, net of allowances of $522 and $287	9,637	10,347
Inventory	11,059	11,016
Prepaid expenses and other current assets	3,371	3,373
Total current assets	54,491	75,581
Property and equipment, net	2,048	2,226
Intangible assets, net	1,169	1,359
Right-of-use assets	1,379	1,502
Other long-term assets	451	500
Restricted cash	200	250
Total assets	$59,738	$81,418

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$2,883	$2,309
Accrued expenses and other current liabilities	15,335	15,666
Total current liabilities	18,218	17,975
Long-term debt	56,081	55,653
Other long-term liabilities	1,305	1,477
Total liabilities	75,604	75,105

Stockholders’ (deficit) equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 44,833,942 and 44,538,264 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	45	44
Additional paid-in capital	405,101	403,739
Accumulated other comprehensive income	84	91
Accumulated deficit	(421,096)	(397,561)
Total stockholders’ (deficit) equity	(15,866)	6,313
Total liabilities and stockholders’ (deficit) equity	$59,738	$81,418

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Revenue	$19,291	$20,197	$38,350	$38,717
Cost of revenue (excluding amortization of intangible assets)	5,253	5,997	11,697	11,910
Amortization of intangible assets	95	95	190	190
Gross profit	13,943	14,105	26,463	26,617
Operating expenses:
Sales and marketing	16,442	16,857	32,979	33,465
General and administrative	4,061	4,126	8,227	7,962
Research and development	2,723	2,203	5,066	4,743
Total operating expenses	23,226	23,186	46,272	46,170
Loss from operations	(9,283)	(9,081)	(19,809)	(19,553)
Other (expense) income:
Interest expense	(2,076)	(1,188)	(4,129)	(2,407)
Other income	157	379	523	858
Total other expense, net	(1,919)	(809)	(3,606)	(1,549)
Loss before income tax expense	(11,202)	(9,890)	(23,415)	(21,102)
Income tax expense	(60)	(33)	(120)	(85)
Net loss	$(11,262)	$(9,923)	$(23,535)	$(21,187)
Net loss per common share, basic and diluted	$(0.20)	$(0.22)	$(0.41)	$(0.47)
Weighted average common shares outstanding, basic and diluted	57,414,360	45,365,325	57,335,875	45,316,444
Comprehensive loss:
Net loss	$(11,262)	$(9,923)	$(23,535)	$(21,187)
Foreign currency translation adjustment	(1)	2	(7)	3
Comprehensive loss	$(11,263)	$(9,921)	$(23,542)	$(21,184)